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                                                                       EXHIBIT B
                            LOCK-UP LETTER AGREEMENT



LEHMAN BROTHERS INC.
BT ALEX.BROWN INCORPORATED
BANCAMERICA ROBERTSON STEPHENS
As Representatives of the
  several underwriters
c/o LEHMAN BROTHERS INC.
Three World Financial Center
New York, NY   10285

Dear Sirs:

          The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Hines Horticulture, Inc. (the "Company") and that the Underwriters propose to reoffer the Shares to the public (the "Offering").

          In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc., the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock (other than the Shares) owned by the undersigned on the date of execution of this Lock-Up Letter Agreement or on the date of the completion of the Offering, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 180 days after the date of the final Prospectus relating to the Offering. The restrictions described in this paragraph, however, do not apply to (i) the sale of Common Stock to the Underwriters, (ii) the issuance by the Company of shares of Common Stock upon the exercise of options issued under the Company's 1998 Long-Term Equity Incentive Plan, as described in the final Prospectus relating to the Offering, (iii) the transfer of Common Stock by gift, will or laws of descent and distribution to any person or entity, provided such person or entity agrees in writing to be bound by the provisions of this Lock-Up Letter Agreement or (iv)